Exhibit 99.1

March 25, 2010

To Our Shareholders:

In times of uncertainty and anxiety, it is important to keep you informed about your Company. In 2009, we increased the amount of communication with you and focused on providing transparent and comprehensive updates. Times are still tough for most people, and our borrowers continue to suffer the effects of the recession in 2008 and 2009. As we have said before, none of us could have predicted the depth and duration of the recession and its impact to our customers, our Company, and the banking industry in general. However, your Board of Directors reacted in a decisive manner by adopting a proactive and comprehensive Strategic Project Plan last June to address the challenges we face. The Board of Directors, management team, and all employees of the Company continue to work extended hours and invest themselves in dealing with our issues – we are absolutely dedicated to addressing the issues we face as quickly as possible to return The Palmetto Bank to a position of strength. Thank you for your loyal support and patience as we work through this troubled economy and our road to recovery.

As you know from our previous letters, the Strategic Project Plan being executed by the Company is focused primarily on credit quality, liquidity, earnings, and capital. The primary factor resulting in our poor 2009 financial results was the credit quality of our loan portfolio, and commercial real estate in particular. The recession severely impacted the cash flows from commercial real estate projects, the ability of our borrowers personally to repay their loans, and the related market values of the underlying projects. As a result, nonperforming loans for which borrowers are no longer paying interest, loan write-offs, and related credit expenses all increased significantly in 2009. These losses reduced our capital, so we have been working diligently to raise additional capital through issuing common stock, preferred stock, or a combination of both. The Board of Directors has not yet determined the terms of an offering, but currently our plan is to raise additional capital in the next few months.

From an investor perspective, we are very much aware that 2009 was not a good year in terms of your investment in the Company. Bank stocks in general and community banks in particular suffered as investors worried about the losses to be sustained in bank loan portfolios. In addition, to preserve capital one of the difficult decisions we made in 2009 was to suspend the quarterly dividend on our common stock starting in the second quarter 2009 which continued through the first quarter 2010. We took this decision very seriously knowing the impact it would have on our shareholders as many of you rely on the consistent payment of dividends on your investment in

306 E. North Street — Greenville, South Carolina 29601

our common stock. Please know that creating long-term shareholder value remains a critically important element of our corporate mission, and we continue to take value generating actions to reposition the Company in the post-recessionary environment.

While we spent considerable time in 2009 addressing the issues we faced, we also focused on charting a new direction for the future of your Company to accelerate the “reinvention of The Palmetto Bank” to be “the bank of the future.” The change in executive management in 2009 has reinvigorated the Company. We launched innovative checking and savings accounts this month. We are investing in technology and related delivery channels to better deliver our products and services to our existing customers and the “customer of tomorrow.” We have hired additional internal expertise and specialized outside advisors. We are evaluating all of our lines of business to determine the types of products and services our customers desire and that generate a profitable return on your investment. We are revising our policies, procedures and processes to leverage technology and be much more efficient. These are just a few examples of the rapid repositioning of the Company for the future.

All of these initiatives are designed to generate profitable growth and continue building customer loyalty and shareholder relations. While clearly disappointed in our 2009 financial results, we have made progress on our road to recovery and are excited about the future. On behalf of the Board of Directors and management team, we thank our employees for their dedicated commitment during a very difficult year in 2009. We also thank you, our shareholders, for your investment in the Company and your continued support.

Sincerely,

Leon Patterson	Sam Erwin
Chairman of the Board of Directors	Chief Executive Officer